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                                                                    EXHIBIT 10.1

                                  UAW-DELPHI-GM
                           MEMORANDUM OF UNDERSTANDING
                              DELPHI RESTRUCTURING

INTRODUCTION

The International Union, UAW, Delphi Corporation and General Motors Corporation ("the Parties") have discussed the challenges impacting Delphi and its UAW-represented operations. As GM's largest supplier and the employer of thousands of UAW-represented employees, indirectly supporting tens of thousands of dependents, retirees and surviving spouses, the Parties have a critical interest in Delphi's successful emergence from bankruptcy with certain UAW-represented operations. The Parties acknowledge that restructuring actions are necessary and commit to take specific actions to protect the needs of the Parties and their constituencies, continuing progress already made toward transforming Delphi's labor cost structure and ongoing business operations.

The UAW has already agreed to an attrition program pursuant to which thousands of employees at traditional Big Three wages and benefits took buy outs, flowbacks to GM, or retired, and the UAW waived Delphi obligations to hire thousands of new employees as a result of the departures caused by the attrition program. The Parties have also agreed to the "Term Sheet - Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee" (attached as Attachment B, hereinafter the "Term Sheet"), facilitating the freeze of Delphi's pension plan and the assumption of billions of dollars of OPEB liabilities by GM, thereby dramatically reducing Delphi's ongoing benefit costs and liabilities.

In addition to the above, to enable continued transformation to more competitive wage and benefit levels, to address capacity, divestiture, work rules and staffing level issues, and to better position Delphi to retain existing business and attract new business, the Parties agree as follows on a two-party or three-party basis, as applicable, (the "Agreement") subject to ratification by the membership.

     A.   DURATION

          1.   This Agreement will continue until 11:59 p.m. on September 14,
               2011.

          2. Delphi and the UAW agree that the UAW-Delphi Supplemental Agreement dated April 29, 2004 (the "Supplemental Agreement") shall continue in full force and effect, as modified herein, for its stated duration, i.e. until 11:59 p.m. on September 14, 2011. The 2003-2007


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               UAW-Delphi National Agreement, and including without limitation the supplemental agreements attached as exhibits thereto (the "National Agreement"), are hereby extended, as modified herein, until 11:59 p.m. on September 14, 2011.

          3. Delphi and the UAW agree that the current Local Agreements are extended until 11:59 p.m. on September 14, 2011, except as may be mutually modified by the local parties pursuant to Section E below, and as modified by this Agreement as modified by this Agreement and summarized in the matrix of modified and eliminated provisions in Attachment E hereto.

          4. The agreements comprising the UAW-Delphi collective bargaining agreements, national and local, following the date of this Agreement are set forth in Attachment E hereto.

     B.   SITE PLAN

          The UAW and Delphi agree that Article 2 of the Supplemental Agreement, Document 13 and Document 91 of the National Agreement shall remain in effect through September 14, 2011, and are waived to the extent necessary to implement the site plans outlined below and as described in detail in Attachment A ("Site Plans"). GM and Delphi agree to implement the site plans as outlined below and described in detail in Attachment A.

          1.   Sites to remain owned and operated by Delphi ("Keep Sites"):

                  Kokomo
                  Lockport
                  Rochester
                  Grand Rapids

          2. Sites to be held for divestiture as ongoing businesses by Delphi ("Sell Sites"):

                  Saginaw Steering - Saginaw
                  Sandusky
                  Adrian
                  Cottondale

               The Parties agree that if divestiture of the Saginaw Steering - Saginaw, Sandusky and Adrian sites are not concluded (by December 31, 2008, for Sandusky and Adrian, and by December 31, 2010 for Saginaw), GM will cause the operations and all active and inactive bargaining unit employees to be transferred to employment with a third


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               party so that Delphi will have no further operational or
               employment responsibility for the site(s). If the respective transfers will not be completed by the dates identified above, the Parties agree that prior to the required date, GM and the UAW will implement a solution such that Delphi will have no further responsibility for the operation of future production at the Saginaw, Sandusky and Adrian sites as identified above, nor will the bargaining unit employees remain as Delphi employees, but the terms and conditions of the current collective bargaining agreement will continue to apply to such employees.

          3.   Footprint Sites

               Flint East - Business operated by GM or provided by GM to a third party designated by GM will operate at a geographically proximate site, providing a total of approximately 1,000 jobs. No later than December 31, 2008, the Parties agree that GM will cause the active and inactive bargaining unit employees at Flint - East to transfer to employment with a third party. Delphi and the UAW will cooperate with the transfer. If the transfers of the active and inactive bargaining unit employees will not be completed by this date, the Parties agree that prior to December 31, 2008 GM and the UAW will implement a solution such that Delphi will have no further responsibility for the operation of future production at the Flint East site, nor will the bargaining unit employees remain as Delphi employees. If it remains necessary after December 31, 2008 for Delphi to complete the currently existing cluster programs through their OE expiration dates, Delphi would manage such programs using contracted need-to-run UAW labor from the third party or from other resources as specified by GM. From time to time, commencing on October 1, 2007, as Delphi's need-to-run ("NTR") headcount declines, GM will cause the active and inactive bargaining unit employees to transfer to employment with a third party. Delphi and the UAW will also cooperate with these transfers. If new work is not available for these employees, then GM and the UAW will implement a solution such that these bargaining unit employees will no longer remain as Delphi employees.

               Needmore Rd. - Business operated by GM or provided by GM to a third party will operate at a geographically proximate site designated by GM, providing a total of approximately 750 jobs. On the earlier of thirty (30) days following the end of OE production of current programs at Needmore Road (which is currently scheduled for June 30, 2008), or December 31, 2008, the Parties agree that GM will cause the active and inactive bargaining unit employees at Needmore Road to transfer to employment with a third party. Delphi and the UAW will cooperate with the transfer. If the transfer of all active and inactive bargaining unit employees will not be completed as described above, the Parties


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               agree that prior to the required date GM and the UAW will
               implement a solution such that Delphi will have no further responsibility for the operation of future production at the Needmore Rd. site, nor will the bargaining unit employees remain as Delphi employees.

               Saginaw Mfg. - Business provided by GM to a third party will operate at the current site or another geographically proximate site designated by GM, providing approximately 500 jobs. No later than December 31, 2008, the Parties agree that GM will cause the active and inactive bargaining unit employees at Saginaw Manufacturing to transfer to employment with a third party. Delphi and the UAW will cooperate with the transfer. If the transfer of all active and inactive bargaining unit employees to a third party is not completed by the date identified above, GM and the UAW will, prior to the required date, implement a solution such that Delphi will have no further responsibility for the operation of future production at the Saginaw Mfg. site, nor will the bargaining unit employees remain as Delphi employees.

          4. Sites to be wound down or consolidated by Delphi in accordance with Delphi's restructuring plan and timing ("Wind Down Sites"):

                  Columbus
                  Milwaukee PWT (E&C)
                  Milwaukee E&S
                  Coopersville
                  Anderson
                  Wichita Falls
                  Fitzgerald
                  Olathe
                  Laurel
                  Athens

     C.   WORKFORCE TRANSITION

          1.   Current Employee Flowback

               Employees on roll prior to October 8, 2005 ("Flowback-Eligible Employees") without a valid flowback application on file will be afforded a final opportunity to make application for flowback by October 1, 2007.

               Eligible Delphi employees hired prior to October 18, 1999 will receive closed plant treatment for purposes of job offers at GM plants. Employees from those plants who apply will have their seniority co-mingled with the seniority of GM employees who are eligible for closed plant treatment for purposes of job offers to GM openings in accordance with Appendix A.4 and 5 of the 2003 UAW-GM National


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               Agreement. A $67,000 relocation allowance will be paid to
               otherwise eligible employees from AHG - Anderson, PT - Coopersville, AHG - Wichita Falls, AHG - Fitzgerald, AHG - Columbus (except MFD - Mansfield), PT - Milwaukee, E&S - Milwaukee, and Steering - Athens (except Spring Hill assembly plant) who flow at the time the plant ceases operations to a General Motors Extended Area Hire plant. All other Flowback-eligible employees will be eligible for a relocation allowance in accordance with Paragraph (96a)(2)(a) of the 2003 UAW-Delphi National Agreement.

               AHG-Columbus will be in the MFD-Mansfield plant Area Hire area and employees will be eligible for relocation allowance in accordance with Paragraph (96a)(2)(a) of the UAW-Delphi National Agreement.

               Delphi - Athens will be placed in the General Motors Spring Hill area hire for purposes of placement. Flowback opportunities to Spring Hill will be made available to 300 Traditional Delphi employees (defined in Section C.5.a below) or the number of Traditional employees remaining after the Delphi Special Attrition Program whichever is less. No relocation will be paid for the flowback. The flowback opportunities will begin at the earlier of:

               a)   March 1, 2009

               b)   When layoffs begin at Athens

               c)   Spring Hill needs people

               Upon transfer to Spring Hill from Athens, if no jobs are available, the employee will be placed on layoff and then will be under the SUB and Job Security terms of the GM-UAW National Agreement. No employee being transferred can take a job in the plant unless a job is available. If there are surplus people at Spring Hill, the parties agree to look for ways to reduce the surplus including, but not limited to:

               a)   A Special Attrition Program at Spring Hill

               b)   Placement at other GM plants such as Bowling Green

               As of the Effective Date of this Agreement (defined in Section
               K.1 below), Delphi employees who are otherwise eligible and who have an application on file will be eligible for flowback opportunities for the same length of time as the length of their seniority (time-for-time).

               GM employees are no longer eligible for flowback to Delphi.

          2. UAW-Delphi Employees Hired After October 18, 1999 and Prior to October 8, 2005 - Agreement between the Parties to offer job


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               opportunities at GM

               a. Employees will be offered the job opportunities at GM after the Appendix A Placement Process and the UAW-GM-Delphi Flowback Agreement have been exhausted.

               b. Employees will be eligible for relocation allowance in accordance with Appendix A VI and Paragraphs (96a)(1), (2),
                    (3), and (4) of the 2003 UAW-Delphi National Agreement.

               c. Employees will acquire GM seniority on the date of hire at the new location and will receive a new plant seniority date that is the effective date of hire. The new plant seniority date will also be the date used in the administration of Appendix A, Memorandum of Understanding - Employee Placement in the UAW-GM National Agreement.

               d. Employees hired by GM will receive the same benefits treatment as other employees who transfer to GM under the UAW-GM-Delphi Flowback Agreement in accordance with the UAW-GM-Delphi Memorandum of Understanding, Benefit Plan Treatment dated September 30, 1999 as amended.

               e. Initial vacation entitlement at GM will be the same as that at Delphi as of the date immediately prior to the transfer.

               f. Employees will receive a wage rate in the same progression as they were in at Delphi and in accordance with Paragraph
                    (98) of the UAW-GM National Agreement.

               g. These employees will be SEL protected at GM unless noted otherwise.

          3.   Delphi to Delphi Transfers

               Delphi employees (excluding temporary employees) covered by the Supplemental Agreement ("Supplemental Employees") with seniority as of the Effective Date of this Agreement, will have rights to other Delphi plants outside their own Area Hire area prior to permanent new hires and will be eligible for relocation allowance in accordance with Paragraph (96a)(2)(a).

          4.   Temporary Employees

               It is mutually agreed between the parties that employees hired as temporary employees in UAW-Delphi plants will be converted to


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               permanent employees on the Effective Date of this Agreement. Such employees will receive credit for time worked as a temporary employee toward establishing a seniority date pursuant to Paragraph (57) of the UAW-Delphi National Agreement. Employees who worked for Delphi as of January 1, 1999 or later, or employees who accepted an option under the GM or Delphi Special Attrition Programs, are not eligible to be converted to permanent status. Employees hired July 2, 2007 and later will be hired as temporary employees under the provisions of Appendix A. X - Memorandum of Understanding Employee Placement-Section X-Vacation Replacements and Other Employees Hired for Temporary Work, subject to review of the National Parties.

          5.   Transformation Program Options

               Delphi and the UAW agree on the following Transformation Program options which will be offered at all Delphi sites. The Retirement Incentives and Buy Out are subject to the terms of Attachment C, and are generally described below.

               a.   Retirement Incentives - Traditional Employees

                    Retirement options will be provided for Delphi employees not covered by the Supplemental Agreement to be effective no later than September 1, 2007 as described in Attachment C and summarized below:

                    1)   $35,000 for normal or early voluntary retirements

                    2)   50 & 10 Mutually Satisfactory Retirement (MSR)

                    3) Pre-retirement program covering employees with at least 26 years of credited service but less than 30 years as of September 1, 2007

                    4) These retiring employees will be considered to have flowed back to GM for purposes of retirement ("Check the Box") and be treated consistent with the Check the Box retirements under the UAW-GM-Delphi Special Attrition Program.

                    5)   Participation conditioned on release of claims

               b.   Buy Out - Traditional Employees

                    1) The amount of the Buy Out Payments shall be as follows, subject to release of claims:


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                         i.   Traditional Employees with 10 or more years of
                              seniority or credited service, whichever is
                              greater, will be eligible for a Buy Out payment of $140,000

                         ii. Traditional Employees with less than 10 years of seniority will be eligible for a Buy Out payment of $70,000

                    2) Buy Outs will be effective when the employee's services are no longer required, but in any event no later than September 15, 2007. Employees will sever all ties with GM and Delphi except for any vested pension benefits (as such no pension supplements are payable).

                    3) As necessary, employees who have accepted a Buy Out may be rehired as temporary employees to satisfy any operating needs. Any employee rehired as a temporary employee will not be eligible for any coverage or benefits under the Term Sheet. Further, any employee rehired as a temporary employee shall receive the starting wage rate applicable for a new temporary employee. Such temporary employees will not be eligible for any future attrition or Severance Payments.

               c.   Buy Down - Traditional Employees

                    1) Effective October 1, 2007 all Traditional Employees, both production and skilled trades, other than pre-retirement program participants, will become Supplemental Employees and will be covered by all provisions of the Supplemental Agreement.

                    2) Buy Down payments will be made to Traditional production employees as described below and will not exceed $105,000.

                         a) Traditional production employees on active status (including Protected Status, but excluding pre-retirement program participants), and Traditional production employees on temporary layoff as of October 1, 2007 will be eligible for the Buy Down payments.

                         b) The $105,000 Buy Down payment will be paid out in three (3) equal installments of $35,000, less applicable withholding, in the first pay ending after October 1, 2007, October 1, 2008, and October 1, 2009 provided the employee is on active status, receiving holiday pay, paid vacation, jury duty, military leave, or temporary layoff status on each of those three (3) dates. The October 1, 2008 and October 1, 2009 payments will be prorated based on the


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                              number of pay periods worked and the rate of
                              compensation in the preceding 52-week period. Treatment of employees on disability or Workers' Compensation leave is in accordance with (d) and
                              (e), below.

                         c) Traditional production employees who are on a leave of absence other than Sickness and Accident (S&A), Extended Disability (EDB), and Workers Compensation on October 1, 2007 will be eligible for the first $35,000 payment, less applicable withholding, at the time they return to work if they return to work prior to October 1, 2008. The two (2) subsequent payments will be pro-rated based on the number of pay periods worked during the year immediately prior to the October 1st date. Additionally, the two (2) subsequent payments also will be adjusted by time spent on disability during the year immediately prior to the October 1st date, as described in (e), below.

                         d) Sickness & Accident (S&A) benefits, Extended Disability Benefits (EDB), health care, life insurance and other applicable benefits will be reduced on October 1, 2007 to Supplemental Agreement levels for Traditional Employees who are on disability or Workers' Compensation leave on October 1, 2007. Traditional production employees will be eligible to receive a $35,000 Buy Down payment on October 1, 2007.

                         e) Traditional production employees who are eligible for Buy Down payments and who are on or commence a disability or Worker's Compensation leave on or after October 1, 2007, will be eligible for the 2nd and 3rd Buy Down payments pro-rated for the time they spent on disability or Worker's Compensation leave during the year immediately preceding the date of each subsequent Buy Down payment. The pro-rated amount that will be included in the Buy Down payment for the period spent on disability or Workers' Compensation leave will have the same percentage relationship to the full Buy Down amount as the employee's applicable Sickness & Accident or Extended Disability Benefit schedule of benefits has to their base hourly rate for the applicable periods of leave.

                         f) Traditional Production employees on active status (including Protected Status, but excluding pre-retirement program participants), and Traditional production employees on temporary layoff as of October 1, 2007 who do not elect an


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                              option as described in Attachment C will become
                              Supplemental Employees and will be covered by all provisions of the Supplemental Agreement as described in Paragraph C.5.c. 1-2 e of this Buy Down section. Employees must sign a Conditions of Participation Release Form in order to receive the $35,000 lump sum payment.

                         g) Traditional production employees who are in a plant that is wound down on October 1, 2007 who do not elect an option under the Special Attrition Program - Transformation (Attachment C), will become Supplemental employees and will be covered by all provisions of the Supplemental Agreement as described in Paragraph C.5.c.1-2 e of this Buy Down section and will be placed on layoff effective October 1, 2007. The employees will receive the October 1, 2007 $35,000 lump sum payment, less applicable withholding, if they sign the Conditions of Participation Release Form. These laid off employees will not be eligible for any future Buy Down payments, but can collect SUB, if otherwise eligible.

                         h) Traditional skilled trades employees who are on roll October 1, 2007 and receiving compensation will be eligible for a one time buy down payment of $10,000, less applicable withholding, in the first pay ending after October 1, 2007. Traditional skilled trades employees will have the COLA in effect as of the Effective Date of this Agreement frozen at that level through October 1, 2007. Any Traditional skilled trades employees who are Bought Down and remain on roll will have such frozen COLA folded into their base rate effective October 1, 2007, and will thereafter be covered by the skilled trades wage and benefit provisions of the Supplemental Agreement.

                         i) Employees must sign a Conditions of Participation Release Form in order to receive the lump sum payments.

                         j) No further Buy Down payments will be payable to any employee who flows back to GM or severs their employment with Delphi.

                    3) In determining the wages and benefits for Traditional Employees who Buy Down to Supplemental Employee status, such employees will be given credit for time spent as a Delphi Traditional Employee at traditional wages and benefits (i.e., will


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                         not be treated as new hires for purposes of applying
                         Supplemental Agreement wage and benefit schedules).

                    4) Traditional Employees electing a Buy Down will retain eligibility for OPEB and pension benefit treatment under the Term Sheet without regard to such election.

          6.   Severance Payments

               Delphi and the UAW agree that any Supplemental or Temporary Employees on the active employment rolls as of the Effective Date of this Agreement at any "Keep," "Sell," "Footprint," or "Wind Down" sites (excluding employees who previously received a Buy Out payment from Delphi and were rehired as temporary employees), who are permanently laid off prior to September 14, 2011, shall be eligible for a lump sum severance payment equal to $1,500 for each month of his/her combined service with Delphi and, in the case of sold facilities, the new owner. The maximum amount of severance pay is $40,000, less applicable withholdings. Employees must sign a Conditions of Participation Release Form in order to receive the Severance Payment. The Parties agree that employees who are separated will sever all ties with GM and Delphi except for any vested pension benefits (as such no pension supplements are payable), if any.

               Employees who are on roll on the Effective Date of this Agreement who are also eligible for Supplemental Employee Benefits (SUB) will have their choice of SUB or the Severance Payment specified above but will not be entitled to both.

               Employees hired after the Effective Date of this Agreement who have 3 or more years of seniority at the time their services are no longer required but prior to September 14, 2011 may elect a $40,000 severance payment or SUB as specified in the Supplemental Agreement.

               Permanent employees covered by the Supplemental Agreement placed on indefinite layoff from the AHG- Fitzgerald plant after May 1, 2007 and prior to the Effective Date of this Agreement will be eligible for the severance payment provided they sign the required Conditions of Participation Release form.

          7. Any problems with the implementation of this Transformation section will be discussed by the National Parties in order to agree on an equitable solution.


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D. MODIFICATIONS TO THE 2004 SUPPLEMENTAL AGREEMENT

     The UAW and Delphi agree to the following Supplemental Agreement modifications:

     1.   Wages

          The UAW and Delphi agree that wages for Supplemental Employees, and for Traditional Employees who Buy Down will continue to be determined in accordance with the Supplemental Agreement except as modified below:

          a. Wage Progression. For production employees hired prior to the Effective Date of this Agreement, the 3% wage progression increases will be discontinued subject to the following:

               (i) Employees in groups A, B, or C (as defined in the Supplemental Agreement) hired before the Effective Date whose base hourly wage rate , as of the Effective Date, exceeds the respective group's 2007 Floor Rate as described below, will receive his/her next scheduled wage progression increase, as defined in the 2004 Supplemental Agreement, following the Effective Date, and will thereafter receive wage increases only as described in Section D.1.d below. In the event such final wage progression increase occurs on or after December 31, 2007, it shall be adjusted upward to reflect the impact of any Wage Formula increase effective on that date, as described in Section D.1.d below.

               (ii) Employees in groups A, B, or C hired before the Effective
                    Date whose base hourly wage rate , as of the Effective Date, is at or below the respective group's 2007 Floor Rate as described below will continue to receive scheduled wage progression increases as defined in the 2004 Supplemental Agreement, if any, required to bring such employee up to the respective group's 2007 Floor Rate. Any employee who has not reached his/her respective Floor Rate through scheduled wage progression increases will be automatically moved to the Floor Rate effective December 31, 2007, and will thereafter receive wage increases only as described in D.1.d below. Any wage increases described in D.1.d. below will be applied to an employee's base wage rate following application of any automatic increase up to his/her respective group's Floor Rate. (The examples provided in Attachment F are provided for reference in the administration of this provision).


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
Supplemental      2007
 Wage Group    Floor Rate*
------------   -----------
      A          $16.23
      B          $15.30
      C          $14.50

* The Floor Rate will be adjusted at the beginning of each year as described in Section D.1.d below.

               (iii) An employee in Group D ("Screw Machine Operator" and "Screw
                    Machine Operator - Trainee") hired before the Effective Date whose base hourly rate , as of the Effective Date of this Agreement, is at or below his/her first progression step (i.e. $18.50) shall have his/her base rate increased to this first progression step on such date, and increased further to the second (and final) progression step of $19.50, effective December 31, 2007. The final progression step of $19.50 shall be the initial Floor Rate for Group D employees. Thereafter, such employees will receive wage increases only as described in Section D.1.d below, and consistent with the methodology as described in D.1.a.(i) and (ii) above.

               (iv) Traditional Employees taking the Buy-Down to Supplemental
                    Employee status will be given credit in the wage progression schedule for time as a Traditional Employee up to the current wage maximum in each respective Supplemental Agreement wage group and will thereafter be treated as described in Section D.1.a.(i) above.

          b.   Production Employee New Hire Rates

               For all production employees hired after the Effective Date of this Agreement, new hire rates shall be established at the greater of (a) $14.00 per hour, or (b) 90% of the prevailing Floor Rate for the respective classification. As a temporary exception, employees newly hired into classifications belonging to Wage Group A between the Effective Date of this Agreement and December 31, 2007, will start at an initial hire rate of $14.42 per hour. The wage rate of employees hired under this temporary exception will be adjusted to $14.61 effective December 31, 2007, and thereafter proceed under the normal progression schedule as described below based on his/her hire date. Employees hired at the 90% level will receive four wage progression increases, one every 26 weeks in an amount equal to 2.5% of the then-prevailing Floor Rate, until reaching the Floor Rate for the relevant classification


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               over the course of 104 weeks. Employees hired at the $14.00 rate will receive four wage progression increases, one every 26 weeks, in the amount necessary to achieve the then-prevailing Floor Rate over the course of 104 weeks in four proportional increases. These proportional increases shall be equal to the difference between the then-prevailing Floor Rate for the classification and the employee's then-current rate multiplied by 25% for the first progression increase; 33% for the second; 50% for the third; and 100% for the fourth and final progression increase. All new hires will also receive the wage increases described in Section D.1.d below.

          c.   COLA

               As of the Effective Date of this Agreement, Skilled Trades employees covered by the Supplemental Agreement will have all accrued COLA folded into their base rates. Thereafter, future COLA adjustments shall be eliminated and replaced by Wage Formula increases as described in Section D.1.d below. With respect to the January, 2008 Wage Formula increase, the applicable percentage adjustment shall be applied to each employee's base wage rate, including any applicable COLA folded in as of the Effective Date. Supplemental Production Employees hired prior to the Effective Date, and on active status as of August 1, 2007, will be eligible to receive a one-time COLA make-up adjustment payment in the amount of $350 payable during the week of August 6, 2007.

          d.   Wage Formula Increases

               Effective with the Monday of the week that includes the first scheduled workday of 2008 (12/31/2007), 2009 (1/5/2009), 2010
               1/4/2010 and 2011 (1/3/2011), the hourly wage rate for each production and Skilled Trades employee will be increased by a percentage equal to the greater of (a) the annual percentage increase in average hourly earnings, excluding overtime, of employees in the Manufacturing sector (BLS Series CEU3000000033) or (b) the annual percentage increase in the All Items, Less Medical, CPI-W Index (1982-84=100), both as calculated for the 12 month period ending with the month of August prior to the respective increase date. In the event a calculated increase exceeds 3.75%, wages will be increased by 3.75% and the parties will determine a mutually acceptable disposition of the excess, guided by the twin goals of enhancing UAW members' job and income security and the company's competitiveness. In the event the wage formula generates a negative result, wages will not be reduced. Instead, the negative result, up to a negative 3.75%, would be used as a direct offset to the next subsequent formula increase (and subsequent increases after that, if necessary, until fully offset). For example, if the formula produced a negative result of 1.34% in one year followed by a 2.45% increase in the next year, the adjusted increase in the second year would be a net 1.11%. The engineering method of rounding will be adopted for all Wage Formula calculations: to three decimal places for the Manufacturing sector average hourly earnings component; to four decimal places for the annual inflation component; to four decimal places for year-to-year percentage changes for each of these components; and to two decimal places for new base hourly wage rates following application of a four decimal Wage Formula increase.

          e.   Wage Formula Basis

               In the event that either of the BLS Series data as referenced above is eliminated, the parties will adopt a mutually agreeable successor or replacement series for use in future calculations. When calculating a Wage Formula result for a current year, BLS data from the preceding year's calculation will become the basis for the current year formula and will not be changed to reflect subsequent revisions in the published data, nor will a Wage Formula adjustment for a prior year be changed as a result of subsequent revisions in the underlying data.

     2.   Individual Retirement Plan and Personal Savings Plan

          Covered Employees under the Term Sheet (Attachment B) are not eligible to participate in the Individual Retirement Plan provisions of the Delphi pension plan or receive a company match to the Personal Savings Plan for the period of time they are eligible to accrue credited service in the GM pension plan in accordance with the Term Sheet.

     3.   Post Retirement Health Care Account

          Covered Employees who can attain eligibility to receive GM OPEB under the Term Sheet (Attachment B) are not eligible to receive credits in the Retiree Medical Account.

E.   LOCAL NEGOTIATIONS

     The UAW and Delphi agree that local negotiations regarding work rules and other local agreement issues will be conducted on an expedited basis immediately upon ratification of this Agreement, with the support and assistance of the National Parties, at all "Keep", "Sell" and "Footprint" sites (see Section B and Attachment A, D). At facilities to be sold/transferred, such local negotiations will involve the new owner.

F.   PENSION AND OPEB / BENEFIT GUARANTEE

     1. The Parties have agreed to a Term Sheet with respect to the freezing of Delphi's pension plan, the cessation of Other Post Employment Benefits (OPEB) for Delphi employees and retirees and the consensual triggering of the GM-UAW Benefit Guarantee. That agreement, the Term Sheet, is attached as Attachment B, and is incorporated by reference herein.

     2.

          a. GM and the UAW agree that the period of time on or before which GM's obligations under sections b., c., d., and e. of the Benefit Guarantee Agreement between GM and the UAW, dated September 30, 1999 ("Benefit Guarantee"), may be triggered shall be extended to December 31, 2007 (and to March 31, 2008 if Delphi has commenced solicitation of acceptances of its chapter 11 plan of reorganization prior to December 31, 2007 but the plan has not been confirmed and substantially consummated or such later date as Delphi and GM shall agree to extend the Indemnification Agreement expiration in Section F.2.c)), provided, however that notwithstanding the foregoing or any other provision of this Agreement, this extension shall be without prejudice to any rights, defenses or claims of any Party with respect to the Benefit Guarantee.

          b. Notwithstanding anything to the contrary in the Benefit Guarantee, this Agreement, or the Benefit Guarantee Term Sheet (Attachment B), GM and the UAW hereby agree that if, at any time prior to the Effective Date, as defined in Attachment B (including the event that such Effective Date never occurs):

          1) Delphi or its successor company(ies) terminates its pension plan covering the Covered Employees or ceases to provide on-going credited service for the Covered Employees working at Delphi or its successor company(ies), as applicable, section b. of the Benefit Guarantee will be triggered for such Covered Employees to whom such cessation or termination applies; or

          2) Delphi fails or refuses to provide post-retirement medical benefits to Covered Employees retired from Delphi with eligibility for such benefits prior to September 1, 2007, or Delphi reduces the level of post-retirement medical benefits for such Covered Employees below the level of benefits which GM is providing to its UAW-represented retirees, section c. of the Benefit Guarantee will be triggered for all such Covered Employees to whom such failure, refusal or reduction applies, except for any Covered Employee who is a "check the box" retiree.

               Any such triggering in this Section F.2.b. will be subject to all other terms and conditions of the Benefit Guarantee. All terms of this Section F.2.b (even any that have already become effective) will be superseded in their entirety by Attachment B if and when Attachment B becomes effective. Notwithstanding the foregoing or any other provision of this Agreement, any triggering of the Benefit Guarantee hereunder as between GM and the UAW shall be without prejudice to the rights, defenses or claims of any Party with respect to the Benefit Guarantee (including, without limitation, Delphi, which the UAW and GM acknowledge has neither agreed nor consented to the triggering of the Benefit Guarantee pursuant to this Agreement or otherwise), except as to GM regarding its agreement to trigger as specifically provided for in this section F.2.b.

          c. Delphi and GM agree that the eighth anniversary date reference in paragraph L of the Agreement between Delphi and GM, with respect to the Benefit Guarantee, dated as of December 22, 1999 (the "Indemnification Agreement"), i.e. October 18, 2007, shall be extended to December 31, 2007 (and to March 31, 2008 if Delphi has commenced solicitation of acceptances of its chapter 11 plan of reorganization prior to December 31, 2007 but the plan has not been confirmed and substantially consummated or such later date as Delphi and GM shall mutually agree); provided, however that notwithstanding the foregoing or any other provision of this Agreement, this extension shall be subject to a full reservation of rights to challenge on any grounds the validity or enforceability of the Indemnity Agreement or any claim GM has made or may make in connection with the Indemnity Agreement, and GM expressly agrees and acknowledges that nothing herein shall be deemed to be, or shall be evidence of, any waiver of any defense Delphi has concerning the Indemnity Agreement or any claim there under or otherwise including defenses arising out or related to the triggering of the Benefit Guarantee under this Agreement without Delphi's approval or consent as an indemnitor under the Indemnity Agreement.

     3. Notwithstanding anything to the contrary in this Agreement or any other agreement between (a) the UAW and GM or (b) the UAW and Delphi, in the event that the Benefit Guarantee expires as described in Section F-2, and the Effective Date (as defined in the Benefit Guarantee Term Sheet (Attachment B)) has not occurred, and Delphi has unilaterally modified, terminated or in any way reduced or diminished any of the benefits covered by the Benefit Guarantee, the

          UAW shall be immediately released from any obligations to refrain from striking and shall be allowed to call a strike against Delphi and/or GM on two days written notice. This limited right to strike will terminate on the Effective Date of Attachment B or as provided in a substitute agreement between the UAW, Delphi and GM.

G.   INTENTIONALLY OMITTED

H.   OTHER NATIONAL AND LOCAL AGREEMENT MODIFICATIONS

     1.   Hiring requirements

          The UAW and Delphi agree that all existing and future hiring obligations and all such provisions contained in the Existing Agreements as defined below in Section 7 are eliminated.

     2.   Transfer of Pension Assets and Liabilities - (414)(l)

          A transfer of pension assets and liabilities will occur as provided in the Term Sheet pursuant to Internal Revenue Code Section (414)(l).

     3.   Existing CHR/Legal Services

          The Parties agree as follows:

          a. As of October 1, 2007, all Delphi funding and participation in the Legal Services Plan (Attachment I to the 2003 UAW-Delphi National Agreement) and all programs associated with the UAW-GM Center for Human Resources (CHR) will be terminated. Discussions about any joint programs to be continued, and the method for their administration at the local level in the absence of the CHR, will be a matter of Local Negotiations.

          b. CHR joint training fund accruals will be addressed as specified in Section J, below.

          c. The CHR/Joint Training Funds New Allocation Agreement dated April 2, 2001 is terminated as of the Effective Date of this Agreement.

          d. Existing Legal Services fund (cash and accruals) will be reserved for the exclusive use of eligible participants or to pay administrative expenses incurred by the Plan until depleted. Any excess (cash and accruals) will be addressed as specified in Section J below.

     4.   Holiday Schedule

          Delphi and the UAW agree to adopt the same specified holidays as agreed to by General Motors and the UAW through September 14, 2011 (not including any paid Independence Week days except for the specified Independence Day holiday itself).

     5.   Workers' Compensation Letter

          The Workers' Compensation letter agreement attached to the 2003 Delphi HRP will be subject to the same modifications that may be made to the Workers' Compensation letter agreement in the 2003 UAW - GM National Agreement as a result of 2007 National Negotiations between GM and the UAW.

     6.   Temporary Employees

          The UAW and Delphi agree that temporary employees may be used to satisfy need-to-run requirements in plants that are considered "Wind Downs", "Sell" and "Footprint". Temporary employees may be used in "Keep" sites to bridge any difficulties arising from the implementation of the attrition portion of this Agreement (Attachment
          C). The use of temporary employees at any site for any reason is subject to the approval of the UAW-Delphi National Parties.

     7.   Existing Agreements

          The UAW and Delphi agree that the Supplemental Agreement, the UAW-Delphi National Agreement dated September 18, 2003 and supplemental agreements attached as Exhibits thereto and UAW-Delphi Local Agreements (collectively the "Existing Agreements") are modified or eliminated to conform to the provisions of this Agreement, as listed in Attachment E.

     8.   Document 13

          The UAW and Delphi agree that the Document 13 commitment in Article 2 of the Supplemental Agreement and Document 13 of the National Agreement shall remain in effect through and expire on September 14, 2011, and that both are waived to the extent necessary to implement the site plans outlined in Section B. and as described in detail in Attachment A ("Site Plans").

     9.   Appendix L

          The UAW and Delphi agree that the terms of the existing Appendix L provisions of the 2003 UAW/Delphi National Agreement will be applicable with the understanding that upon the conclusion of these negotiations, the UAW-Delphi Joint National Sourcing Committee will identify the proper variable wage and benefit cost elements to be utilized in the Net Present Value Costing Methodology.

     10.  GIS

          The UAW and Delphi agree that the Guaranteed Income Stream (GIS) Program (Exhibit E to the 2003 UAW-Delphi National Agreement) will be eliminated.

     11.  AOL

          The UAW and Delphi agree that the Corporation-paid subsidy for AOL will be discontinued.

I.   EQUIVALENCE OF SACRIFICE

     Delphi reaffirms its commitment to the principle of "equivalence of sacrifice" when establishing compensation and benefit levels for salaried employees and management, to ensure that sacrifices by UAW-represented employees are reflected in the pay and benefit practices of all non-represented employees.

     Information provided by Delphi related to this matter will be in accordance with the requirements of the Supplemental Agreement.

J.   SETTLEMENT OF ALL EMPLOYEE, RETIREE, AND UNION ASSERTED AND UNASSERTED
     CLAIMS

     The Parties agree to the following in partial consideration for the UAW entering into this Agreement and in consideration for the releases to be provided pursuant to Section K.

     1. Individual settlements pursuant to Transformation Program terms and conditions.

     2. The UAW has asserted a claim against Delphi in the amount of $450 million as a result of the modifications encompassed by this Agreement and various other UAW agreements during the course of Delphi's bankruptcy. Although Delphi has not acknowledged this claim, GM has agreed to settle this claim by making a payment in the amount of $450 million, which the UAW has directed to be paid directly to the DC VEBA established pursuant to the settlement agreement approved by the court in the case of Int'l Union, UAW, et. al. v. General Motors Corp., Civil Action No. 05-73991.

     3. Delphi is current in its payment of Delphi-related CHR expenses and Legal Services through year end 2006 and to date in 2007. In addition, on October 1, 2007, the UAW will receive payment for an allowed claim against Delphi in the amount of $140 million consisting of CHR existing accruals of $134 million and UAW-Delphi Legal Services Plan accruals of $6 million (adjusted by the difference between accruals and expenditures until the effective date of the plan of reorganization) in complete settlement of the UAW and the UAW-GM Center for Human Resources claims asserted as to CHR Joint Funds and the UAW-Delphi Legal Services Plan accruals and expenses. The amount of $30 million will be directed to the UAW-GM Center for Human Resources and the balance will be paid directly to the DC VEBA established pursuant to the settlement agreement approved by the court in the case of Int'l Union, UAW, et. al. v. General Motors Corp., Civil Action No. 05-73991.

     4. Excludes waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits and pursuance of pending ordinary course grievances of employees remaining in the workforce.

     5. All other consideration and concessions provided by GM and Delphi under the terms of this Agreement and all attachments to this Agreement.

     The Parties also acknowledge that (i) the consideration provided by GM pursuant to this Agreement and all attachments to this Agreement constitutes a substantial contribution to Delphi's plan of reorganization,
     (ii) this contribution is necessary to the success of Delphi's plan of reorganization, and (iii) GM would not have made this contribution without obtaining the waivers and releases provided for herein. The Parties further acknowledge that nothing in the preceding sentence shall give rise to or entitle GM to seek or be allowed any claim against or consideration from any entity, including Delphi, other than as specifically approved by the Bankruptcy Court as agreed to by Delphi and GM in a comprehensive settlement agreement resolving the financial, commercial, and other matters between them.

K.   EFFECTIVE DATES AND BANKRUPTCY PROCEEDINGS

     1. Subject to its terms and conditions, this Agreement is a final, binding and conclusive commitment and agreement that will be effective on the later of entry of an Order by the U.S. Bankruptcy Court approving this Agreement that is satisfactory to the UAW, GM and Delphi (the

          "Approval Order"), or the first Monday following receipt by Delphi of written notice of ratification from the UAW (the "Effective Date"). The ratification process will commence as soon as practical following the date of this Agreement. In connection with Delphi's prosecution of a motion to obtain entry of the Approval Order in the Bankruptcy Court, (a) Delphi shall use its best efforts to file a motion for approval of this Agreement in form and substance reasonably acceptable to the Parties to be heard not later than the first monthly omnibus hearing at which the motion can be considered under the case management orders entered in the Bankruptcy Court, (b) Delphi shall provide, to the extent reasonably practicable, both the UAW and GM with copies of, and a reasonable opportunity to comment on, all motions, applications, proposed orders, pleadings and supporting papers prepared by Delphi for filing with the bankruptcy court relating to court approval of this Agreement, and (c) the Parties shall support the approval of this Agreement in the Bankruptcy Court without condition, qualification or exception.

     2. The parties acknowledge that the following provisions of this Agreement will not become effective until all of the following events have occurred and as of the date when the last of such events shall have occurred: (a) execution by Delphi and GM of a comprehensive settlement agreement resolving the financial, commercial, and other matters between them and (b) the substantial consummation of a plan of reorganization proposed by Delphi in its chapter 11 cases and confirmed by the Bankruptcy Court which incorporates, approves and is consistent with all of the terms of this Agreement and the comprehensive settlement agreement between Delphi and GM:

          a.   The Benefit Guarantee Term Sheet (Attachment B)

          b.   Delphi pension freeze (Section F and Attachment B)

          c.   Cessation of Delphi OPEB (Section F and Attachment B)

          d.   414(l) transfer (Section H.2 and Attachment B)

          e.   Section J.2.

     3. The Parties agree that the order of the Bankruptcy Court approving this Agreement shall provide that any plan of reorganization consistent with this Agreement and any confirmation order entered into with respect to such plan shall include the following provisions:

          a) On the effective date of such plan of reorganization, the UAW, all employees and former employees of Delphi represented or formerly represented by the UAW, and all persons or entities with claims derived from or related to any relationship with such employees or former employees of Delphi, waive and release and be deemed to have waived and released any and all claims of any nature, whether liquidated, unliquidated, contingent, non-contingent, asserted or unasserted, existing and/or arising in the future against Delphi, its subsidiaries or affiliates, the Delphi HRP, the Delphi Health Care Program for Hourly Employees and the Delphi Life and Disability Benefits Program for Hourly Employees, GM, its subsidiaries or affiliates, the GM HRP, the GM Health Care Program for Hourly Employees and the GM Life and Disability Benefits Program for Hourly Employees, and the officers, directors, employees, fiduciaries, and agents of each, arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements between Delphi and the UAW and between GM and the UAW related to such employees and the UAW-GM-Delphi Memorandum of Understanding Benefit Plan Treatment related to such employees (provided, however, that claims for benefits provided for or explicitly not waived under the provisions of this Agreement are not waived).

          b) A plan exculpation and release provision (which provision shall be at least as comprehensive as the plan exculpation and release provision under the plan of reorganization for the debtor) for the UAW released parties (which shall include the UAW and each of their current or former members, officers, committee members, employees, advisors, attorneys, accountants, investment bankers, consultants, agents and other representatives) with respect to any liability such person or entity may have in connection with or related to the Delphi bankruptcy cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the plan of reorganization, the disclosure statement concerning the plan of reorganization, this Agreement or the Agreements on Attachment E hereto or any contract, employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either the plan of reorganization or any agreement between the UAW or Delphi, or any other act taken or omitted to be taken consistent with this Agreement in connection with the Delphi bankruptcy.

          c) This Agreement and the agreements referenced in Attachment E shall be assumed under 11 U.S.C. Section 365.

     4. The Parties agree that they will cause the UAW-GM Center for Human Resources to enter into a consent order in the Bankruptcy Court agreeing to the treatment of the CHR claim provided for in Section J of this Agreement.

     5. Nothing contained herein shall constitute an assumption of any agreement described herein, including, without limitation any collective bargaining agreement between the UAW and Delphi (except as provided for in Section K.3) or any commercial agreement between GM and Delphi, nor shall anything herein be deemed to create an administrative or priority claim with respect to GM or convert a prepetition claim into a postpetition claim or an administrative expense with respect to any party. The Parties further agree (and the Bankruptcy Court order shall also provide) that this Agreement is without prejudice to any interested party (including the parties to this Agreement and the statutory committees) in all other aspects of Delphi's Chapter 11 cases and that each Party to this Agreement reserves all rights not expressly waived herein.

     6. Unless this Agreement is consummated following all required approvals, nothing herein shall bind any of the Parties nor shall the Agreement be admissible in any judicial or other proceeding on behalf of or against any Party.

The parties, by their duly authorized officers and representatives, agree accordingly this 22nd day of June 2007.

International Union, UAW   Delphi Corporation   General Motors Corporation

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

________________________   __________________   __________________________

ATTACHMENT A

                                   SITE PLANS

OVERVIEW

     - The following site documents describe GM's and Delphi's product program commitments to the sites (Keep, Sell and Footprint). At the Sell Sites, the Parties understand that the new owners' involvement and perspective will be needed as part of the process.

     - General Motors will suspend all Sourcing on current products and new products (identified in Attachment A-1) at the Keep, Sell and Footprint Sites (after their transformation) for the life cycles of the identified engine programs, vehicle programs, warehousing, unitizing, trucking-related and component manufacturing.

     - Program name changes will not alter the commitments made for the Keep Sell and Footprint Sites in this document. In the event a product program identified in Attachment A-1 is cancelled, discussions will be held between General Motors, Delphi and the UAW to find alternative solutions.

     - Grand Rapids, Kokomo, Rochester and Lockport (the "Keep" Sites) will retain all current parts, including their current respective percentage of the total volume, through the life cycles of the identified engine and vehicle programs which they supply to General Motors.

     - General Motors will award new work to the Keep Sites as identified in Attachment A-1, and Delphi will produce the associated products at the Keep Sites.

     - Delphi will suspend all Sourcing relative to the above referenced current product programs manufactured for GM at the Keep sites, as well as the new products identified in Attachment A-1, through the life cycles of the engine and vehicle programs associated with these commodities. If a component in the above program awards causes the product to become uncompetitive, the local parties will meet to resolve the problem. If the local parties cannot reach resolution, the National Parties will provide assistance. If the parties are still unable to reach resolution, Appendix L will be utilized.

     - A few GM products are dual sourced. If future volume reductions occur at the Keep, Sell and Footprint sites, GM and/or Delphi will maintain the previously identified volume percentage at the impacted locations.

     - Revenue and jobs as identified in this document (including Attachment A-1) are based on current estimates of program volumes which are subject to change based on future market conditions and are not financial or volume guarantees.

     - Investment and engineering figures are estimates based on the current understanding of program requirements which are subject to change based on future program revisions, and are not financial or volume guarantees.

                                  GRAND RAPIDS

CURRENT STATE

     - Booked revenue projected to increase from $174 million in 2007 to $195 million in 2011 (reference Attachment A-1).

GM COMMITMENT

     - GM will award the new product programs starting in 2010-2012, including Cylinder Deactivation, Lash Adjusters, Lifter Guide Assemblies, and the 4.5 HO V-8 12mm HLA. GM will commit these product programs (for specific program details see the charts included in Attachment A-1), with the potential for additional new product programs as they are released. The majority of the specific program replacement for incumbent work is beyond the GM program planning horizon at this time.

DELPHI COMMITMENT

     - Engineering and capital investment of approximately $22.5 million will be made by Delphi at the Grand Rapids facility as required to support the above-designated product programs.

                                    ROCHESTER

CURRENT STATE

     - Booked revenue projected to decrease from $583 million in 2007 to $343 million in 2011 (reference Attachment A-1).

GM COMMITMENT

     - GM will award the new product programs for Fuel Rails, IAFM's & IAM's, SIDI, LOMA and Canisters (Note: E85 injectors are included as part of the Fuel Rails/SIDI system). GM will commit these product programs (for specific program details see the charts included in Attachment A-1), with the potential for additional new product programs as they are released.

          - The most significant programs for the site are the GMPT SIDI programs for the next generation (Gen V) engines.

          - GM has confirmed that Delphi has demonstrated the technical capability to satisfy product requirements and compete for SIDI programs as future applications are identified.

DELPHI COMMITMENT

     - Engineering and capital investment of approximately $134 million will be made by Delphi at the Rochester facility as required to support the Gen V SIDI program.

                                    LOCKPORT

CURRENT STATE

     - Booked revenue projected to decline from $753 million in 2007 to $457 million in 2011 (reference Attachment A-1).

GM COMMITMENT

     - GM will award the new product programs for a variety of HVAC and Powertrain Cooling (PTC) products. GM is committing these product programs (for specific program details see the charts included in Attachment A-1), with the potential for additional product programs as they are released.

     - The most significant future programs for the site are a large portion of the C3XX HVAC and PTC products.

DELPHI COMMITMENT

     - Engineering and capital investment of approximately $48 million will be made by Delphi at the Lockport facility as required to support the C3XX HVAC/PTC product programs.

                                     KOKOMO

CURRENT STATE

     - Booked revenue projected to decline from $666 million in 2007 to $310 million in 2012 (reference Attachment A-1).

GM COMMITMENT

     - GM will award the new product programs for a variety of powertrain and electronics related products. GM is committing these product programs (for specific program details see the charts included in Attachment A-1), with the potential for additional product programs as they are released.

     -    The most significant future product programs for the site are:

          -    Gen V SIDI Engine Controllers.

          -    TEHCM Controllers (T-90, T-76).

          -    GM BAS+ APM/BPIM (electronics & system assembly).

          -    Crash sensing SDM.

          - Note: Delphi will relocate ECM/BCM from Milwaukee to Kokomo per the timing in the transition plan shared with the Union June 15, 2007.

     - The basis of competition for manufacturing this electronics product line is generally dominated by low-cost non-U.S. manufacturers (favorable packing density logistics). Therefore, it is critical for the future of the site that the parties work together to address this competitive challenge, including evaluation of ongoing wafer fabrication operations.

                                    SANDUSKY

GENERAL

     - Intent of all parties is to complete sale as soon as possible, but in any event by the end of 2008.

     - Objective is to accomplish a sale of the Sandusky operation to a new owner who is committed to bearing manufacturing as an on-going business.

     - The below defined commitments from GM and Delphi are contingent upon this business being sold to an acceptable buyer.

     - Investment of an estimated $40 million in engineering and capital will be required to support the various Gen III Bearing programs.

     - If the sale of the Sandusky site is not concluded by December 31, 2008, GM will cause the Sandusky operations to be transferred as set forth in Section B.2 of this Memorandum of Understanding.

GM COMMITMENT

     -    Support the sale of the business.

     -    Provide/award a book of business for extended period of time.

               - GM has agreed to award new programs with annual volume estimated at approximately 6.0 million bearings, for product programs as follows:

                         -    N.A. Delta fronts and rears.

                         -    Theta Epsilon, Zeta.

                         -    N.A. Epsilon, Theta.

     - GM has issued purchase orders for five years subject to the above stated conditions, i.e. a sale or transfer to a third party.

     - GM has confirmed that Sandusky has demonstrated the technical capability to satisfy product requirements and compete for bearing program opportunities as future applications are identified.

DELPHI COMMITMENT

     -    Support the sale of the business.

     -    Agree to asset sale as appropriate to support sale of Sandusky.

     -    Support hourly workforce transformation.

     -    Support the transition of technical expertise and resources.

     - Until the business is sold, or December 31, 2008, whichever is sooner, Delphi will operate the facility.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to complete the sale/transformation.

                                     ADRIAN

GENERAL

     - Intent of all parties is to complete the divestiture as soon as possible and in any event by end of 2007.

     - Objective is to accomplish a transfer of operations to a new owner as an on-going business.

     - If the sale of the Adrian site is not concluded by December 31, 2008, GM will cause the Adrian operations to be transferred as set forth in Section B.2 of this Memorandum of Understanding.

     - GM will not impede the future site owner's efforts to attract non-GM business.

GM COMMITMENT

     -    Support the sale of the business.

     -    Provide/award a book of business for extended period of time.

     -    Negotiate long-term supply agreement with buyer.

     - GM will commit to similar levels of content for the C3XX instrument panel components as Adrian currently produces for the GMT 900 program.

DELPHI COMMITMENT

     -    Support the sale of the business.

     - Agree to sale of assets as appropriate to support sale of the business.

     -    Support hourly workforce transformation.

     -    Support the transition of technical expertise and resources.

     - Until the business is sold, or December 31, 2008, whichever is sooner, Delphi will operate the facility.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to complete the sale/transformation.

                           SAGINAW STEERING - SAGINAW

GENERAL

     - Intent of all parties is to complete the divestiture as soon as possible and in any event by end of 2007.

     - Objective is to accomplish a transfer of operations to a new owner as an on-going business.

     - If the sale of the Saginaw site is not concluded by December 31, 2010, GM will cause the Saginaw operations to be transferred as set forth in Section B.2 of this Memorandum of Understanding.

GM COMMITMENT

     -    Support the sale of the business.

     -    Provide/award a book of business for extended period of time.

     -    Negotiate long-term supply agreement with buyer.

     - GM will commit to product programs as described in Attachment A-1. These programs will remain in the Saginaw, Michigan site for the duration of the product life cycle.

     - GM agrees to award to Saginaw, Michigan the C3XX front half shafts, rack & pinion gear, integral gear, steering columns and (if technical capability is demonstrated to GM Engineering satisfaction) steering pumps and rear half shafts.

     - Based upon future product applications for the Electronic Power Steering (EPS), GM will award the C3XX EPS to the Saginaw, Michigan site if the technical and engineering capability of the organization is demonstrated to GM Engineering.

     - In the event that it is determined that the technical specifications cannot be met, GM, the Company and the UAW will initiate discussions so that alternative job opportunities for future available product programs are identified that are within the technical capabilities of the Company.

DELPHI COMMITMENT

     -    Support the sale of the business.

     - Agree to sale of assets as appropriate to support sale of the business.

     -    Support hourly workforce transformation.

     -    Support the transition of technical expertise and resources.

     - Until the business is sold, or December 31, 2010, whichever is sooner, Delphi will operate the facility.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to complete the sale/transformation.

                               SAGINAW MFG. NEWCO

GENERAL

     -    Intent of all parties is to complete transfer as soon as possible.

     -    Objective is to maintain presence in Saginaw County area

     - Objective is to create a successful on-going business entity, operated by a third party, and provide jobs

     - If the transfer of the Saginaw Manufacturing site is not concluded by December 31, 2008, the operations will be handled in accordance with Section B.3 of this Memorandum of Understanding.

GM COMMITMENT

     - GM will award new product programs as outlined in Attachment A-1, which includes brake corner machining and brake corner assembly.

     - Grant Newco a ROLR for next generation replacement programs or next generation value-added assembly (VAA) opportunities as they are identified through the GM Product Development Process for the programs described above.

     - GM will fund engineering design and development and start-up costs for Newco to enable a competitive piece price environment for long-term viability.

     - The job opportunities described above will provide an initial commitment of 500 jobs.

DELPHI COMMITMENT

     -    Support the transfer of the business.

     -    Agree to sale of assets as appropriate for transfer of Saginaw Mfg.

     - Agree to support the transfer of work to the Saginaw area from other Delphi sites providing acceptable commercial terms and conditions can be reached between the parties (GM and Delphi).

     - Consider facility lease proposals as appropriate with respect to the transfer process.

     -    Support transfer of hourly workforce.

     - Until the transfer of the business is complete, or December 31, 2008, whichever is sooner, Delphi will operate the facility.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to implement the plan.

                                  FLINT - EAST

GENERAL

     -    Objective is to maintain presence in Flint area.

     - Objective over time is to bring new work into the area operated by a third party as an ongoing business entity and provide jobs as existing legacy work exits from the Flint-East site without successor program replacement.

     - After December 31, 2008, Delphi will no longer have ongoing responsibility for the hourly employees, but will continue to own, operate and support the site through the end of current OE production at the site.

     - After December 31, 2008, all remaining hourly employees will be handled in accordance with Section B.3 of this Memorandum of Understanding.

     - Employees who become redundant after October 1, 2007 and prior to new work being available to the site, will be transferred to a third party and placed on layoff and, if eligible, will be paid unemployment benefits and applicable SUB.

GM COMMITMENT

     - GM will develop and implement a unitizing facility (or facilities) in the Flint area (to be named later) to be represented by Local 651 by transitioning certain work beginning January, 2008 that is currently contracted to third party packagers (230 jobs). This work will be staffed by current employees represented by Local 651, who will become GM employees at the wage and benefit levels as contained within the modified UAW-Delphi Supplemental Agreement. Any issues, administrative details or the application of the modified Supplemental Agreement will be resolved by GM and the GM Department of the International Union, UAW. This work is anticipated to be fully transitioned by July, 2008 and will remain through January 1, 2015.

     - In addition, GM is prepared to commit this business on new and replacement service parts, not unitized by suppliers, for unitizing awards through the 2011 model year.

     - GM also commits to provide 220 "trucking-related" jobs with ramp-up timing beginning no later than the fall of 2007 with the commitment level attained by July 2008. Local 651 employees will be able to make application for these "trucking-related" jobs in conjunction with the selection process managed by Local 659 and the Company responsible for the "trucking-related" jobs.

     - GM also commits to identify 550 additional job opportunities for Local 651, in addition to the work described above to provide 1,000 total jobs upon full implementation. In the event that a sufficient number of job opportunities are not identified by July 1, 2008, GM will allocate the C3XX cluster to replace the existing GMT 900 cluster work. GM will also identify additional replacement work to be placed in Flint - East to attain the committed employment level of 1,000 jobs by July 1, 2008.

DELPHI COMMITMENT

     -    Support hourly workforce transformation.

     - Provide approximately 350 instrument cluster jobs at the Flint - East site until the end of their respective program life cycles and/or in accordance with the transition plan.

     - Additionally Delphi will support an initial complement of approximately 150 jobs related to GM service MRA's through the end of current OE cluster production.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to implement the transformation plan.

                                  NEEDMORE RD.

GENERAL

     -    Objective is to maintain presence in Dayton area.

     - Objective over time is to bring new work into the area as an on-going business entity and provide jobs.

     - If the transfer of the Needmore Rd. site employees has not been completed within 30 days following the end of OE production (currently scheduled for June 30, 2008), or December 31, 2008, whichever is sooner, the employees will be transferred in accordance with Section
          B.3 of this Memorandum of Understanding.

     - Employees who become redundant prior to new work being available to the site, will be transferred to a third party and placed on layoff and, if eligible, will be paid unemployment benefits and applicable SUB.

GM COMMITMENT

     - GM will develop and implement a warehousing facility (or facilities) in the Dayton area (location to be named later) to be represented by Local 696 by transitioning certain work beginning July, 2008 that is currently contracted to third party logistics providers (160 jobs). These employees will become GM employees at the wage and benefit levels as contained within the modified UAW-Delphi Supplemental Agreement. Any issues, administrative details or the application of the modified Supplemental Agreement will be resolved by GM and the GM Department of the International Union, UAW. This work is anticipated to be fully transitioned by March, 2009, and will remain through January 1, 2015.

     - As new vehicle programs are launched, GM will commit service parts warehousing work for these vehicles through the 2011 model year.

     - GM also commits to provide 140 "trucking-related" jobs with ramp-up timing beginning on or about September, 2008, with the commitment level attained by March, 2009.

     - GM will transition IPC/CKD services from a current third party supplier, which currently employs approximately 250 employees beginning in July, 2008 with the commitment level attained by January, 2009.

     - GM also commits, by March, 2008, to identify 200 additional job opportunities for Local 696, in addition to the work described above to provide 750 total jobs upon full implementation.

DELPHI COMMITMENT

     -    Support the transfer of the hourly workforce.

     - Delphi will manage the current existing programs through the end of production, or December 31, 2008, whichever is sooner.

     - Until the transfer of the employees is complete, or December 31, 2008, whichever is sooner, Delphi will operate the facility.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to implement the transformation plan.

                                   COTTONDALE

GENERAL

     - Intent of all parties is to complete the divestiture as soon as possible and in any event by end of 2007.

     - Objective is to accomplish a transfer of operations to a new owner as an on-going business.

CURRENT STATE

     - Booked revenue projected to decline from $324.7 million in 2007 to $101.5 million in 2011 (reference attached documents).

     - New work opportunities at the Mercedes assembly plant include future cockpit programs (W-166, X-166 and W-251 NG). This new business represents an annual revenue stream of approximately $320 million. Winning this new business will be dependent upon the plant's ability to satisfy Mercedes' requirements in the areas of quality, technology and cost.

     - The basis of competition for assembly of this product is generally dominated by low-cost U.S.-based assemblers. Therefore, it is critical for the future of the plant that the parties work together to address this ongoing competitive challenge.

DELPHI COMMITMENT

     -    Support the sale of the business.

     -    Agree to sale of assets as appropriate to support sale the business.

     -    Support hourly workforce transformation.

     -    Support the transition of technical expertise and resources.

UAW COMMITMENT

     - Waive Document 13 of the National Agreement to the extent necessary to complete the sale/transformation.

     - Work with the new buyer to develop a competitive agreement that will support the plant in winning new business.

ATTACHMENT A-1

    UAW Site Revenue & Headcount Projections

    Attached Separately

ATTACHMENT B

     Term Sheet - Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee"

     Attached Separately

ATTACHMENT C

Special Attrition Plan

Attached Separately

ATTACHMENT D

COMPETITIVE OPERATING AGREEMENT FRAMEWORK

                                                              Local Negotiations
(DELPHI LOGO)                          Competitive Operating Agreement Framework

TO IMPROVE PLANT COMPETITIVENESS, PROMOTE OPERATING VIABILITY AND BETTER POSITION THE PLANTS TO WIN NEW BUSINESS, THE FOLLOWING REPRESENTS DELPHI'S AND GM'S VIEW OF CRITICAL ELEMENTS FOR DISCUSSION DURING LOCAL NEGOTIATIONS AT ALL KEEP, SELL AND FOOTPRINT SITES.

-    Process

          - Commence local negotiations at all Keep, Sell and Footprint Issue sites as promptly following ratification

          - Conclude local COA negotiations within 60 days following ratification

          -    Wages and benefits not included in Local Negotiations

-    Top Priority Local COA Issues:

          - Effective utilization of workforce capabilities to achieve competitive direct to indirect ratios

                    - Elimination of uncompetitive activities (direct and indirect): outsource/subcontract as required

          - Flexibility to use skilled trades efficiently, focusing on direct support of production operations

                    - Reduce skilled trades classifications (ultimately to Electrical, Mechanical)

                    - No restrictions on combination of jobs or "right of access" (eliminate LODs)

                    -    Operate production equipment as required

          -    Flexibility to use production employees efficiently

                    -    Reduce production classifications to a minimum

                    -    No restrictions on combination of jobs

                    - Enhancing production employee skills and utilizing them to their fullest capabilities (maintenance of tooling/equipment, changeovers, etc.)

          - Reduce employee movement to protect quality of product and operating efficiencies

          -    Overtime

                    - Resolve uncompetitive skilled trades Full Utilization restrictions

                    -    Simplify scheduling and equalization administration

          -    Attendance

                    -    Implement a local No Fault Attendance Program

                    -    FMLA Administration as allowed by law

- Eliminate prior agreements and practices that generate unnecessary operating costs

- The local parties will not be constrained in achieving a COA by existing agreements/past practices

Delphi Confidential - Subject to Protective Order           Industrial Relations

ATTACHMENT E

List of Agreements

Attached Separately

ATTACHMENT F

                 ILLUSTRATIVE EXAMPLE OF WAGE PROGRESSION SCALES

                                                           GROUP A HIRE DATE
                                              --------------------------------------------
                                              7/1/05   8/1/06   10/1/06   11/1/06   2/1/07
                                              ------   ------   -------   -------   ------
Initial Base                                   14.00    14.00    14.00     14.00     14.00
6 Mth Progression #1                           14.42    14.42    14.42     14.42        --
6 Mth Progression #2                           14.85       --       --        --        --
6 Mth Progression #3                           15.30       --       --        --        --
Base As Of June 30, 2007                       15.30    14.42    14.42     14.42     14.00
Incremental Next Wage Progression               0.46     0.43     0.43      0.43      0.42
                                               -------------------------------------------
Revised Base                                   15.76    14.85    14.85     14.85     14.42
December 30, 2007 Incr. Conversion To Floor     0.47     1.38     1.38      1.38      1.81
Wages As Of December 30, 2007                  16.23    16.23    16.23     16.23     16.23
January 2008 Base With Accrued COLA            16.23    16.23    16.23     16.23     16.23
Multiplied By Wage Formula %, Greater Of        CPI-W / Mfg. Sector Earnings Change
Equals                                        --------------------------------------------
                                                           Revised January Base
                                              ============================================

                                                           GROUP B HIRE DATE
                                              --------------------------------------------
                                              7/1/05   8/1/06   10/1/06   11/1/06   2/1/07
                                              ------   ------   -------   -------   ------
Initial Base                                   14.00    14.00    14.00     14.00     14.00
6 Mth Progression #1                           14.42    14.42    14.42     14.42        --
6 Mth Progression #2                           14.85       --       --        --        --
6 Mth Progression #3                           15.30       --       --        --        --
Base As Of June 30, 2007                       15.30    14.42    14.42     14.42     14.00
Incremental Next Wage Progression                 --     0.43     0.43      0.43      0.42
                                               -------------------------------------------
Revised Base                                   15.30    14.85    14.85     14.85     14.42
December 30, 2007 Incr. Conversion To Floor       --     0.45     0.45      0.45      0.88
Wages As Of December 30, 2007                  15.30    15.30    15.30     15.30     15.30
January 2008 Base With Accrued COLA            15.30    15.30    15.30     15.30     15.30
Multiplied By Wage Formula %, Greater Of           CPI-W / Mfg. Sector Earnings Change
Equals                                        --------------------------------------------
                                                           Revised January Base
                                              ============================================

                                                           GROUP C HIRE DATE
                                              --------------------------------------------
                                              7/1/05   8/1/06   10/1/06   11/1/06   2/1/07
                                              ------   ------   -------   -------   ------
Initial Base                                   14.00    14.00    14.00     14.00     14.00
6 Mth Progression #1                           14.42    14.42    14.42     14.42        --
6 Mth Progression #2                           14.50       --       --        --        --
6 Mth Progression #3                           14.50       --       --        --        --
Base As Of June 30, 2007                       14.50    14.42    14.42     14.42     14.00
Incremental Next Wage Progression                 --     0.08     0.08      0.08      0.42
                                               -------------------------------------------
Revised Base                                   14.50    14.50    14.50     14.50     14.42
December 30, 2007 Incr. Conversion To Floor       --       --       --        --      0.08
Wages As Of December 30, 2007                  14.50    14.50    14.50     14.50     14.50
January 2008 Base With Accrued COLA            14.50    14.50    14.50     14.50     14.50
Multiplied By Wage Formula %, Greater Of          CPI-W / Mfg. Sector Earnings Change
Equals                                        --------------------------------------------
                                                           Revised January Base
                                              ============================================